Exhibit 19

STATEMENT OF POLICY TO
DIRECTORS, OFFICERS AND KEY EMPLOYEES CONCERNING SECURITIES TRADING AND DISCLOSURE OF CONFIDENTIAL INFORMATION

This policy statement (this “Policy Statement”) has been adopted by the Board of Directors (the “Board”) of Amcor plc (the “Company”). The Company has a primary listing on the New York Stock Exchange (“NYSE”) and a foreign exempt listing on the Australian Securities Exchange (“ASX”).

In adopting this Policy Statement, the Board is mindful that the Company has responsibilities to several constituencies in the United States, Australia and other jurisdictions, and has various objectives and that the manner in which the Company’s senior personnel trade in the Company’s securities can affect those responsibilities and objectives. Consequently, while the Company and all Company personnel are required to comply with applicable law, this Policy Statement is broader than mere compliance with applicable U.S. federal securities laws and Australian securities laws and may prohibit conduct that is otherwise permitted by applicable law.

It is important that public confidence in the Company is maintained and it would be damaging to the Company’s reputation if the market or the general public perceived that senior personnel or other employees might be taking advantage of their position in the Company to make financial gains (including by dealing in securities on the basis of inside information). It is the Company’s policy that as a guiding principle, before dealing in the Company’s securities, senior personnel or other employees ask themselves: If the market was aware of all the current circumstances, could I be perceived to be taking advantage of my position in an inappropriate way? How would it look if the transaction were reported on the front page of the newspaper?

Compliance with this Policy Statement is required of all “senior personnel” of the Company and, as noted, the Company. The term “senior personnel” means:

•all directors and executive officers of the Company;

•all directors and executive officers of the subsidiaries of the Company designated by the Company;

•all non‐executive officers and other key employees whom the Company may designate; and

•all members of the immediate family and household of the foregoing.

References to “securities” includes the Company’s common stock, any preferred stock and CHESS Depositary Interests (“CDIs”).

This Policy Statement should not be interpreted to modify any agreements the Company and the senior personnel may have entered into regarding the disclosure of confidential information.

1.Prohibition Against Trading and Tipping While Aware of Material, Non‐ Public Information.

It is a violation of Company policy for any person, including the Company, to buy or sell securities of the Company if they or it is aware of material, non‐public information concerning the Company. It also violates Company policy for any senior personnel in possession of material, non‐public information to recommend that another person buy or sell the Company’s securities.

Information is material if it could reasonably affect a reasonable person’s investment decision whether to buy, sell or hold the stock. Although it is not possible to list all types of information that might be deemed material under particular circumstances, information concerning the following subjects is often found material:
•internal forecasts or budgets;
•significant acquisitions or dispositions (including mergers, tender offers and asset purchase or sale transactions);
•major product changes or introductions;
•special dividends or changes in dividend policy;
•changes in debt ratings;
•significant write‐downs of assets or additions to reserves for bad debts or contingent liabilities;
•liquidity problems;
•extraordinary management developments;
•significant financing transactions;
•major price or marketing changes;
•labor negotiations; and
•significant litigation or investigations by governmental bodies.

Information about a company generally is not material if its public dissemination would not have any impact on the price of the Company’s publicly traded securities. It should be noted that either positive or adverse information may be material. It should also be noted that materiality may depend on the type of securities involved in the analysis. Materiality can frequently be uncertain and, since your actions will be judged with hindsight, caution should be exercised. If you have any questions in this area, you should contact the Company’s General Counsel.

Information is non‐public if it has not been disclosed to the public and, even after disclosure has been made, until a reasonable time has passed after it has been disclosed by means likely to result in widespread public awareness (e.g. Securities and Exchange Commission (“SEC”) filings, press releases or publicly accessible conference calls). It also violates Company policy for any senior personnel to use any non‐public information about the Company for personal benefit. These prohibitions against trading while in possession of material, non‐public information (or using such information for personal benefit) also apply to material, non‐public information about any other company that has been obtained in the course of a person’s work for the Company.

This policy continues to apply to your transactions in Company securities even after you have terminated employment or other services to the Company or a subsidiary. If you are aware of material, non‐public information when your employment or service relationship terminates, you may not trade in Company securities until that information becomes public or is no longer material.

2.Restrictions on Selective Disclosure of Material, Non‐Public Information.

It is a violation of Company policy to disclose in any manner any material, non‐public information to any person except as follows:
•disclosure to a person who has signed an appropriate agreement to hold such information in confidence;

•disclosure to other senior personnel of the Company;
•disclosure to personnel who need the information to carry out their services to the Company and who agree to hold the information in confidence;
•disclosure to the Company’s lawyers, accountants or advisors if the information disclosed is related to a matter on which they are involved; or
•as approved by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company.

All communications with investors, investor representatives, securities analysts and securities professionals shall be made by either the Chairperson of the Board or the Company’s Chief Executive Officer, Chief Financial Officer or Head of Investor Relations, or a person or persons specifically designated by the Chairperson of the Board or the Company’s Chief Executive Officer from time to time.

All requests for information about the Company from shareholders, the financial press, investment analysts and others in the media or financial communities, whether or not involving confidential or non‐public information, should be directed to the Company’s General Counsel, or a person designated by them from time to time.

If any senior personnel should inadvertently selectively disclose any material, non‐ public information to any person not covered by the exceptions above, Company policy requires that such inadvertent disclosure be reported as soon as possible to the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel. Such inadvertent disclosure may arise because of a mistaken belief about the materiality or non‐public nature of the disclosed information, the identity of the recipient of such disclosure, the applicability of a confidentiality agreement or numerous other reasons. Applicable laws (in particular, Regulation FD under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) generally requires that the Company publicly and promptly disclose the information that had been inadvertently disclosed.

3.Window Periods and Pre‐Clearance Procedures.

It is not permissible for any individual included in the Pre‐Clearance Group (as defined below) to engage in any transaction in the Company’s securities (including the cashless exercise of any stock option, to the extent permitted, that would require a sale into the open market) without first obtaining pre‐clearance of the transaction from the Chief Executive Officer or the General Counsel (provided such individuals may not pre‐clear on trade made by themselves or on their behalf). The officer providing such pre‐clearance is referred to herein as the “Pre‐ Clearance Officer.”

The Pre‐Clearance Group includes the directors of Amcor plc, all individuals subject to Section 16 of the Exchange Act as a result of their service with the Company, including all officers, direct reports to the Chief Executive Officer and other key senior executives designated to be in the Pre‐Clearance Group of the Company.

A request for pre‐clearance should be submitted to the Pre‐Clearance Officer at least two days in advance of the proposed transaction. Normally, the Pre‐Clearance Officer will clear, to the extent consistent with Company policy, any transaction that complies with this Policy Statement and applicable U.S. federal securities laws and Australian laws and occurs inside a period in which transactions are permitted (a “Window Period”), discussed in further detail below. However, the Pre‐Clearance Officer is under no obligation to approve, and may determine not to permit, any transaction submitted for pre‐clearance, even if the transaction falls inside a “Window Period.”

If pre‐clearance is denied, such denial must be kept confidential by the person requesting pre‐clearance. Unless otherwise provided, pre‐clearance of a transaction is valid for three (3) business days. If the transaction is not executed within that time, the person requesting pre‐clearance must request pre‐clearance again.

No individual in the Pre‐Clearance Group (even if pre‐clearance is obtained) or other senior personnel must enter into any transaction if they believe they are in possession of material non‐ public information.

Quarterly Permitted Period. The “Window Period” shall mean the period beginning two full business days following the release of the Company’s quarterly or annual financial results for the immediately preceding fiscal quarter or year and ending immediately preceding the 15th calendar day before the end of the then‐current fiscal quarter. The release of quarterly or annual financial results invariably has the potential to have a material effect on the market for the Company’s securities. As such, a quarterly blackout period is imposed to avoid even the appearance of insider trading.

Event‐specific Blackout Period. From time to time, an event may occur that is material to the Company and is known by certain parties. So long as the event remains material and non‐public, directors, officers, and such other persons as are designated by the Pre‐Clearance Officer may not trade in the Company’s securities. The existence of an event‐specific blackout will not be announced. If, however, a person whose trades are subject to pre‐clearance requests permission to trade in the Company’s securities during an event‐specific blackout, the Pre‐Clearance Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event‐ specific blackout should not disclose the existence of the blackout to any other person. The failure of the Pre‐Clearance Officer to designate a person as being subject to an event‐specific blackout will not relieve that person of the obligation not to trade while aware of material, non‐public information. A person in possession of material, non‐public information about the Company may not engage in any transaction involving the Company’s securities either outside or inside the Window Period.

The foregoing procedures do not apply to the purchase or sale of securities in a “blind” trust, mutual fund, “wrap” account or similar arrangement, provided that there are no discussions with the trustee, money manager or other investment advisor who has discretion over the funds. Senior personnel should consider asking their advisors to refrain from trading in Company securities to prevent any future misunderstanding or embarrassment.

Employee Benefit Plan Blackout Periods. Section 306 of the Sarbanes‐Oxley Act of 2002 and Regulation BTR prohibit executive officers and directors of a public company from directly or indirectly acquiring or disposing of any equity securities of a public company received in connection with such person’s service or employment as a director or executive officer during an individual account plan “blackout period.” “Individual account plans” include 401(k) plans, profit sharing plans, stock bonus plans and money purchase pension plans sponsored by the Company. An individual account plan “blackout period” exists whenever the Company or any plan fiduciary temporarily suspends for more than three consecutive business days the ability of 50% or more of the plan participants or beneficiaries under all individual account plans maintained by the Company to acquire or dispose of any of the Company’s equity securities held in the plans. This Policy Statement extends this prohibition to all senior personnel.

4.Prearranged Trading Plans.

Rule 10b5‐1(c) under the Exchange Act provides an affirmative defense to a claim of insider trading by providing that a person will not be viewed as having traded on the basis of material non‐public information if that person can demonstrate that the transaction was effected pursuant to a written plan (or contract or instruction) that was established before the person became aware of that information. Prearranged trading plans permit an insider to trade during Company blackout periods or at a time when the insider is otherwise in possession of material non‐public information. (There is no equivalent exception of defense under applicable Australian securities laws.)

As a matter of Company policy, senior personnel may not implement a prearranged trading plan under Rule 10b5‐1 (a “Rule 10b5‐1 plan”) at any time without prior clearance. Before entering into a trading plan, senior personnel must contact the Pre‐Clearance Officer to inquire if a blackout period is in effect and to obtain pre‐ clearance of the contemplated plan. Senior personnel may only enter into a trading plan when they are not in possession of material, non‐public information. In addition, senior personnel may only enter into a trading plan during a Window Period and may not enter into such a plan during an employee benefit plan blackout period (or at any time that the senior personnel was aware of an impending employee benefit plan blackout period). A trading plan must be in writing and must be entered into in good faith and not as part of a scheme to evade insider trading liability. Directors and officers must include a representation in any plan that they are not aware of any material non‐public information about the Company or its securities, and that they are adopting the plan in good faith and not as a scheme to evade prohibitions of Rule 10b‐5. The trading plan must not permit the senior personnel to have any subsequent influence on how, when and whether to effect a transaction pursuant to the plan. The identity of the third party effecting transactions pursuant to the trading plan must be disclosed to the Company and acceptable to the Company. Copies of the trading plan must be delivered to the third party effecting the transactions under the plan and to the Company’s legal department. Multiple trading plans and frequent modifications of an existing plan are discouraged and in many cases not permitted under the applicable rule. Modifications to the amount, price or timing of the purchase or sale of securities (including modifications to written formulas or algorithms, or computer programs affecting the same) underlying a plan will constitute a termination of such plan and the adoption of a new plan. Once a trading plan is pre‐cleared, transactions made pursuant to the plan will not require additional pre‐clearance, as long as the plan specifies the dates, prices and amounts (i.e. number of securities) of the contemplated transactions or establishes a formula for determining dates, prices and amounts. As discussed under “5. Beneficial Ownership Forms Required by the SEC,” transactions made under a prearranged trading plan need to be promptly reported on Form 4.

Directors and officers must wait to begin trading under a Rule 10b5‐1 plan until the later of 90 days after the adoption of the plan or two business days following the disclosure of the Company’s financial results in a Form 10‐Q or Form 10‐K relating to the fiscal quarter in which the plan was adopted, subject to a maximum cooling‐off period of 120 days after adoption of the plan. All other personnel are subject to a 30‐ day cooling off period after adoption of a Rule 10b5‐1 plan.

5.Beneficial Ownership Forms Required by the SEC.

Section 16 of the Exchange Act and the SEC’s rules thereunder require all of the officers (as defined below), directors and greater than 10% shareholders of the Company to report their initial beneficial ownership of equity securities of the Company and any subsequent changes in that ownership. The term “officer” is specifically defined for Section 16 purposes, and includes the principal officers of the Company and may include officers of subsidiaries.

A Form 3 must be filed (i) as of the date on which the Company first registers a class of equity securities under Section 12 of the Exchange Act or (ii) thereafter, within 10 days of becoming an officer or director of the Company. This report discloses the reporting person’s beneficial interest in Company securities and must be filed even if such person does not own any Company securities.

A Form 4 must be filed to report acquisitions and dispositions of Company securities, including (a) any open market sale or purchase of Company securities, (b) any grant, exercise or conversion of Company restricted stock or derivative securities (e.g., stock options), (c) any transfers to or from indirect forms of ownership, such as transfers to trusts (d) any intra‐plan transfers involving Company securities held under pension or retirement plans and (e) any gifts of such securities. A Form 4 must generally be filed within two business days of the date of execution of the transaction (not the settlement date or subsequent closing or delivery date). The SEC rules provide for a limited exception to the two business day filing requirement in the case of prearranged trading programs and any intra‐plan transfers involving Company securities held under the Company’s pension or retirement plans, in each case for which the officer or director does not select the date of execution. In those cases, a Form 4 must be filed with the SEC within two business days following the date on which the officer or director is notified of the transaction. However, if the officer or director does not receive notification by the third business day following the actual trade date, then the third business day is deemed to be the date of execution. Consequently, it is important that officers and directors ensure that their brokers and the plan administrator notify them promptly of any transaction. A Form 4 must also be filed after a person ceases to be an officer or director of the Company if there is a non‐exempt, “opposite‐way” transaction within six months of such person’s last transaction while an officer or director (e.g., an open market sale within six months of a purchase).

A Form 5 must be filed within 45 days after the Company’s fiscal year‐end by every person who was an officer or director at any time during the fiscal year to report (i) certain small acquisitions of Company securities, (ii) certain miscellaneous transactions, such as inheritances and (iii) any transaction during the last fiscal year that was required to be reported on a Form 3 or Form 4 but was not reported. The regulations provide that, at the discretion of the officer or director involved, transactions normally reported at fiscal year‐end on a Form 5 may be reported earlier on a Form 4. If there are no reportable transactions, or if all reportable transactions have already been reported on a Form 3 or Form 4, a Form 5 is not required. The Company encourages the use of the Form 4 early reporting option to help prevent transactions from going unreported at fiscal year‐end and to help eliminate the need to file a Form 5.

Section 16 reports must be filed electronically with the SEC via EDGAR and promptly posted to the Company’s website. Under SEC rules, the preparation and filing of Section 16 reports are the sole responsibility of the reporting person. However, the Company has established a program to assist officers and directors in preparing and filing these forms. The Company can only facilitate compliance by officers and directors to the extent they provide the Company with the information required by the program. The Company does not assume any legal responsibility in this regard.

In addition to reporting obligations, Section 16 prohibits (and permits lawsuits against any reporting person to recover) profits realized in a “short‐swing” transaction (e.g., any non‐exempt purchase and sale, or sale and purchase, of the Company’s equity securities within any six month period). Any profit realized by a reporting person in a “short‐swing” transaction must be disgorged to the Company. Liability for “short‐swing” transactions is imposed without regard to intent.

Note that the beneficial ownership reporting requirements do not apply to all senior personnel of the Company. These requirements, as well as the “short‐swing” profit disgorgement provisions, apply only to officers and directors of the Company. Senior personnel with questions about their status for Section 16 reporting purposes should consult with the Company’s General Counsel, or a person designated by them from time to time.

6.Prohibition Against Short Selling.

It violates Company policy for any senior personnel of the Company to sell any equity security of the Company if such person either (a) does not own the security sold or
(b) does not deliver the security against such sale within twenty days thereafter or does not within five days after such sale deposit the security in the mails or other usual channels of transportation.

7.Prohibition Against Trading in Derivatives.

It violates Company policy for any senior personnel to purchase, sell or engage in any other transaction involving any derivative securities related to any equity securities of the Company. A “derivative security” includes any option, warrant, convertible security, stock appreciation right or similar security with an exercise or conversion price or other value related to the value of any equity security of the Company. This prohibition does not, however, apply to any derivative security received by senior personnel pursuant to a Company compensatory or benefit plan, contract or arrangement.

8.Prohibition Against the Pledging of Amcor shares or CDI’s.

It violates Company policy for: (i) any director; or (ii) any direct report of the Chief Executive Officer (“CEO”), to pledge or otherwise use or offer as security, any Amcor shares or CDIs held by them (which includes the holding of shares or CDIs in a margin account and pledging (or hypothecated) such shares or CDIs as collateral for a loan or otherwise).

9.Implementation.

The Board may adopt such reasonable procedures as it deems necessary or desirable in order to implement this Policy Statement.

10.Australian Considerations.

In addition to the requirements above, consistent with Australian laws, it is the Company’s policy that a person who has “inside information” about the Company must not:

•buy or sell securities in the Company, or enter in an agreement to buy or sell securities, or exercise options over securities, or otherwise apply for, acquire or dispose of securities (“deal”);

•encourage or procure someone else to deal in securities in the Company (for example, by arranging for their spouse or a company that they own to buy the securities on their behalf); or

•directly or indirectly provide that information to another person where they know, or ought to know, that that person is likely to deal in securities or encourage someone else to deal in securities of the Company (“tipping”).

Importantly, these requirements apply to dealings that relate to CDIs of the Company (or arrangements relating to CDIs) and dealings carried out by or on behalf of a person based in Australia. However, other dealings may also be captured by these requirements.

For these purposes, “inside information” has a similar meaning to “material, non‐ public information” and means information that:

•is not generally available to the market; and

•if it were generally available to the market, a reasonable person would expect it to have a material effect (upwards or downwards) on the price or value of a security.

Inside information may include matters of supposition, matters that are not yet certain and matters relating to a person’s intentions.

If you have any doubt as to your responsibilities under these guidelines, please seek clarification and guidance from the General Counsel of the Company before you act. Do not try to resolve uncertainties on your own.

The Company expects strict compliance with the foregoing policies by all persons subject to this Policy Statement. Any failure to observe these guidelines may result in serious legal difficulties for you, as well as the Company. Furthermore, any failure to follow the letter and spirit of this Policy Statement will be considered a matter of extreme seriousness and may serve as a basis for termination of employment or service.